Exhibit 10.31

ENBRIDGE EMPLOYEE SERVICES, INC.

SENIOR EXECUTIVES’ NONQUALIFIED DEFERRED COMPENSATION PLAN

November 1, 2025

1.
Establishment of Plan. Enbridge Employee Services, Inc. (the “Company”) hereby adopts and establishes an unfunded deferred compensation plan for a select group of senior executive employees of the Company which shall be known as the Enbridge Employee Services, Inc. Senior Executives’ Nonqualified Deferred Compensation Plan (the “Plan”).
2.
Purpose of Plan. The purpose of the Plan is to provide a select group of senior executive employees of the Company with supplemental retirement income benefits through the deferral of Short Term Incentive Plan Payments. The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to provide deferred compensation benefits that are taxable pursuant to Section 451 of the Code (defined below). The Plan also is intended to comply with the requirements of Section 409A of the Code and the Plan shall be interpreted, operated and administered in a manner consistent with this intent.
3.
Definitions.

“Administrator” means the Company or its delegate. The term “Administrator” shall mean the Committee to the extent the duties and obligations of the Administrator are delegated to the Committee.

“Affiliate” means any corporation, trade or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Committee as an “Affiliate” for purposes of the Plan.

“Beneficiary” means any person or entity, designated in accordance with Section 11.6, entitled to receive benefits which are payable upon or after a Participant's death pursuant to the terms of the Plan.

“Board” means the Enbridge, Inc. Board of Directors.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued thereunder.

“Committee” means the Human Resources & Compensation Committee of the Board.

“Company” means Enbridge Employee Services, Inc. or any successor thereto.

“Deferral Election” has the meaning set forth in Section 5.1.

“Effective Date” means November 1, 2025, and may be amended from time to time.

“Election Form” means the election form required to be submitted by a Participant to the Company.

“Election Period” means the period established by the Committee with respect to each Plan Year during which Deferral Election for such Plan Year must be made in accordance with the requirements of Section 409A of the Code and has the meaning set forth in Section 5.3.

“Elective Deferral” means STIP Payment deferrals.

“Eligible Employee” means an Employee who is selected by the Committee to participate in the Plan. Participation in the Plan is limited to a select group of the Company's senior executive employees.

“Employee” means an employee of the Company.

“Participant” means an individual who becomes a participant of the Plan in accordance with Section 4.

“Plan” means this Enbridge Employee Services, Inc. Senior Executives’ Nonqualified Deferred Compensation Plan, as amended from time to time.

“Plan Year” means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect. Notwithstanding the preceding, there shall be an initial short Plan Year, beginning on the Effective Date and ending December 31, 2025.

“Separation from Service” has the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. Section 1.409A-1(h).

“Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).

“STIP Payment” means the amount payable to a Participant under the STIP Plan related to services performed while an employee in the United States, calculated in accordance with the STIP Plan and Section 4.5;

“STIP Payment Date” means the date on which Participants would normally receive a STIP Payment;

“STIP Plan” means the Enbridge Inc. Short Term Incentive Plan as amended and restated effective January 1, 2024, as the same may be amended or varied from time to time;

“United States Taxpayer” means an individual whose income is subject to United States federal income taxation.

4.
Eligibility; Participation.
4.1
Requirements for Eligibility. This Plan applies to a select group of senior executive employees of the Company or Affiliate who are United States Taxpayers and have been designated by the Administrator as eligible to participate in the Plan. This Plan shall cease to apply on the Participant’s Separation from Service.
4.2
Election to Participate. An Eligible Employee may become a Participant in the Plan by making a Deferral Election in accordance with Section 5. Participation by means of a Deferral Election is voluntary.
4.3
Re-Employment. Subject to Section 409A of the Code, if a Participant whose employment with the Employer is terminated and is subsequently re-employed, he or she shall become a Participant in accordance with the provisions of Section 4.1 only if the Administrator determines he or she is an Eligible Employee following the date of re-employment. Notwithstanding the preceding, unless otherwise prohibited under Section 409A of the Code, if an Eligible Employee elects to participate in the Plan for a Plan Year, Separates from Service during the Plan Year, and is subsequently re-employed during the same Plan Year, such Eligible Employee's Deferral Election under the Plan with respect to the Plan Year in which Separation from Service and re-employment occurred shall continue in effect for the remainder of the Plan Year after the re-employment date.
4.4
Change of Employment Category. During any period in which a Participant remains in the employ of the Company, but ceases to be an Eligible Employee, he or she shall not be eligible to make further Deferral Elections under the Plan (but any such prior irrevocable elections shall remain in place through the end of the Plan Year, except for as provided in the next paragraph).
4.5
Change in Country of Employment. Any STIP Payment (or portion thereof) related to services performed while employed in the United States is eligible for deferral under the Plan. However, to the extent a Participant relocates to another country during the Plan Year, but remains in the employ of the Company, any STIP Payment (or portion thereof) related to services performed outside of the United States will be ineligible for deferral under the Plan. For this purpose, the portion of the STIP Payment that is related to services performed while an employee in the United States is equal to the total STIP Payment for the Plan Year, multiplied by the ratio whereby the numerator is the amount of regular wages (i.e., base salary and/or commissions) received by the Participant for services performed in the United States (measured in completed payroll cycles) and denominator is the total regular wages (i.e., base salary and/or commissions) for the entire Plan Year. This section is expressly incorporated into the Participant’s deferral election.
5.
Election Procedures.
5.1
Deferral Election. An Eligible Employee may elect to defer a STIP Payment by completing an Election Form and delivering it to the Company, which shall be irrevocable, indicating their Deferral Election by the timeline set forth in Section 5.3.

5.2
STIP Payment Deferrals. A Participant may elect to defer receipt of up to ninety percent (90%) of the Participant's STIP Payment for a Plan Year.
5.3
Election Period. The Election Period shall end no later than December 31 of the preceding Plan Year in which a STIP Payment will be earned and to which the Deferral Election relates (e.g., a Deferral Election must be made by December 31, 2025 for the 2026 Plan Year in which the STIP Payment will be earned, even if such amount is not paid until early in 2027).
5.4
Prior Deferral Election. A Deferral Election shall be irrevocable with respect to the Plan Year for which it was made, and will not carry over for future years. If no election is made, the employee shall be deemed to have elected to receive one hundred percent (100%) of the STIP Payment in cash on the STIP Payment Date.
6.
Vesting.
6.1
Vesting of STIP Payment Deferrals. Participants shall be fully vested at all times in their STIP Payment Deferrals and any earnings thereon. For the avoidance of doubt, a Participant’s entitlement/vesting to the STIP Payment is determined under the STIP Plan, and the deferral (and associated full vesting) shall only apply after the STIP Payment is declared and awarded.
7.
Allocation of Funds and Notional Investments.
7.1
Allocation of Deemed Earnings or Losses on Accounts. The Administrator shall from time to time designate one or more investment vehicle(s) in which the accounts of Participants shall be deemed to be invested. Subject to such limitations as may from time to time be required by law, imposed by the Company or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Administrator, prior to the date on which a direction will become effective, the Participant shall have the right to direct the Company as to how amounts in his or her account shall be deemed to be invested. The Participant’s account will be adjusted by an amount equal to the amount that each Participant’s account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant. The Company shall not be under an obligation to acquire or invest in any of the deemed investment vehicle(s) under this Section, and any acquisition of or investment in a deemed investment vehicle by the Company shall be made in the name of the Company and shall remain the sole property of the Company. Each Account shall be adjusted from time to time at such intervals as determined by the Administrator.
7.2
Accounting for Distributions. As of the date of any distribution under this Plan, the distribution made to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s account. The amount of the distribution shall be charged against the investments in which the Participant's Account is deemed to be invested, on a pro rata basis, until such investments are exhausted.

7.3
Separate Accounts. A separate account under the Plan shall be established and maintained by the Company to reflect the Account for each Participant. Separate sub-accounts shall be established and maintained to the extent necessary to reflect the different form and timing of payment appliable to such sub-account (for example, for a separate sub-account shall be established for each Plan Year’s Deferrals). Each Participant's account (and, if applicable, each sub-account) shall be credited with the amount of any Elective Deferrals, and shall be further credited or debited, as applicable, with (a) any increase or decrease resulting from deemed investments, (b) any expenses incurred by the Company in maintaining and administering this Plan, which may be paid out of the Plan as designated in the Plan, and (c) the amount of any distribution.
7.4
Deemed Investment Directions of Participants. Subject to such limitations as may from time to time be required by law, imposed by the Administrator or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Administrator, each Participant may communicate to the Administrator (or its designee) a direction (in accordance with (a), below) as to how his or her Plan account should be deemed to be invested among such categories of investments as may be made available by the Administrator under this Plan, which may be unlimited, at the Administrator’s sole discretion. Such direction shall designate the percentage of each portion of the Participant’s Plan account which is requested to be deemed to be invested in such categories of investments, and shall be subject to the following rules:
(a)
Any initial or subsequent deemed investment direction shall be on an Election Form (or such other electronic designation) filed with the Company. A designation shall be effective as soon as reasonably possible following the date the direction is received and accepted by the Company (and reasonably practicable for the Company to implement the designation).
(b)
All amounts credited to the Participant’s account shall be deemed to be invested in accordance with the then effective investment direction, and all or a portion of the Participant’s account at that date shall be reallocated among the designated investment funds according to the percentages specified in the new investment direction, or, if permitted by the Company (or its designee) and elected by the Participant, only future credits to the account shall be invested in accordance with the new investment direction. Any investment direction election shall continue to apply to the Participant’s account unless and until a subsequent investment direction shall be filed and become effective. An election concerning investment choices shall continue indefinitely as provided in the Participant’s most recent investment direction form (or such other electronic designation) provided by and filed with the Company.
(c)
If the Company receives an initial or revised investment direction which it deems to be incomplete, unclear or improper, the Participant's investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial investment direction, the Participant shall be deemed to have filed no investment direction) until clarified, unless the Company provides for, and permits the application of, corrective action prior thereto.

(d)
If the Company possesses (or is deemed to possess as provided in (c), above) at any time directions as to the investment of less than all of a Participant’s account, the Participant shall be deemed to have directed that the undesignated portion of the account be invested in the default fund selected by the Committee.
(e)
Each Participant, as a condition to his or her participation in this Plan, agrees to indemnify and hold harmless the Company and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant's account.
(f)
Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary of a deceased Participant.
8.
Distribution of Deferred STIP Payment.
8.1
In General. Payment of a Participant's deferred STIP Payment shall be made (or commence, in the case of installments) as soon as administratively possible upon the earliest to occur of the following events:
(a)
The Participant's Separation from Service; and
(b)
The Participant's death;
8.2
Timing of Payment on Separation from Service. Except as otherwise provided in this Section, payments upon Separation from Service shall be made or commence within 90 days following the Participant’s Separation from Service. To the extent the 90-day period spans two calendar years, the Participant shall have no right to designate the year in which the payment is made.
8.3
Timing of Payment on Death of a Participant. Except as otherwise provided in this Section, payments upon the death of a Participant shall be made to the Participant’s Beneficiary as soon as administratively practicable following the death, but no later than the last day of the calendar year following the year of the Participant’s death.
8.4
Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of their Separation from Service, then no distribution of such Participant's account shall be made upon the Participant's Separation from Service until the first payroll date of the seventh month following the Participant's Separation from Service (or, if earlier, upon the date of the Participant's death) (the “Specified Employee Payment Date”). Any payments to which a Specified Employee otherwise would have been entitled under the Plan during the period between the Participant's Separation from Service and the Specified Employee Payment Date shall be accumulated and paid in a lump sum payment on the Specified Employee Payment Date.
8.5
Form of Payment. Each Participant shall specify in their Election Form the form of payment (lump sum or installments) for amounts that are covered by the election; provided that, if the Participant elects to have amounts paid in installments, the Participant must select from among the permissible installment schedules ranging from 2-10 annual installments and as set forth in the Election Form. In the absence of a valid election with respect to form of payment, amounts will be paid in a single lump sum at the time set forth in Section 8.1 above. If a Participant elects installments, the amount of each installment payment shall equal the balance of the applicable sub-account as of a business day (as selected by the Company in its sole discretion) preceding the applicable payment date divided by the number of remaining installments (including the installment then payable).
8.6
Delays. If the Company reasonably anticipates that any payment scheduled to be made under this Plan would jeopardize the ability of the Company to continue as a going concern if paid as scheduled, then the Company, in its discretion (without any direct or indirect election on the part of any Participant), may defer that payment, provided the Company treats payments to all similarly situated Participants on a reasonably consistent basis. In addition, the Company may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe, provided the Company treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts delayed pursuant to this Section shall continue to be credited or debited on the books of the Company. The amounts so deferred and amounts added thereto shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date on which the Company reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.
8.7
Accelerations. The Company, in its discretion (without any direct or indirect election on the part of any Participant), may accelerate a distribution under the Plan to the extent permitted under Section 409A of the Code (e.g., Treas. Reg. § 1.409A-3(j)(4)), including, but not limited to, making payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, and certain de minimis payments related to the participant's termination of his or her interest in the plan. Except as provided in the preceding sentence, no payment under the Plan may be accelerated.
8.8
Clawback Provisions. All payments under this Plan will be subject to any clawback policy of Enbridge, Inc. or its Affiliates, including the Incentive Compensation Clawback Policy, the Enbridge Inc. Clawback Policy for the Mandatory Recovery of Erroneously Awarded Incentive-Based Compensation, and any other clawback policy adopted to comply with Applicable Laws (as defined below) (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) that Enbridge, Inc. or its Affiliates may adopt from time to time to the extent set forth in such clawback policy and in accordance with such policy, may be subject to the requirement that the payments under this Plan (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt of any payment under this Plan) be repaid to the Company after they have been paid or distributed to the Participant. For the purpose of this Section 8.8, “Applicable Laws” means the requirements relating to the administration of incentive plans under Canada and United States federal, provincial and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the common shares of Enbridge, Inc. are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where payments under this Plan are made.
9.
Plan Administration.
9.1
Administration. Subject to any determinations or approvals required to be made by the Board, the Committee will administer this Plan in its sole discretion and shall have the authority to:
(a)
construe and interpret the Plan and apply its provisions;
(b)
promulgate, amend and rescind rules and regulations relating to the administration of the Plan;
(c)
authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)
determine minimum or maximum amounts that Participants may elect to defer under the Plan;
(e)
select, subject to the limitations set forth in the Plan, those Employees who shall be Eligible Employees;
(f)
interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, Election Form or agreement relating to the Plan;
(g)
exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan; and
(h)
delegate to any officer(s) of the Company of such administrative duties and powers as it may see fit.

Subject to any determinations or approvals required to be made by the Committee under the Plan, the SVP & Chief Human Resources, and Inclusion Officer, or the equivalent position, of the Company shall have authority to administer the Plan.

9.2
Non-Uniform Treatment. The Committee's determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to the terms or conditions of any Elective Deferral.
9.3
Claims Procedures.

(a)
401(k) Plan Claims Procedures. Any claim for benefits under this Plan by a Participant or Beneficiary shall be made in accordance with the claims procedures set forth in the Company’s 401(k) Plan.
(b)
Failure of Claimant to Follow Procedures. A Claimant's compliance with the Claims Procedures is a mandatory prerequisite to the Claimant's right to commence any legal action with respect to any claim for benefits under the Plan.
(c)
Statute of Limitations. No legal action may be commenced or maintained to recover benefits under this Plan more than twelve (12) months after the final review/appeal decision by the Administrator has been rendered.
9.4
Expenses and Taxes. Expenses associated with the administration or operation of the Plan shall be paid by the Company from its general assets unless the Company elects to charge such expenses against the appropriate Participant’s account or Participants’ accounts. Any taxes allocable to a Participant’s account (or portion thereof) maintained under the Plan which are payable prior to the distribution of the account (or portion thereof), as determined by the Company, shall be paid by the Company unless the Company elects to charge such taxes against the appropriate Participant’s account or Participants’ accounts.
9.5
Minors or Incompetent Individuals. In the event any amount becomes payable under the provisions of the Plan to a Participant, Beneficiary, or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Administrator, in its sole discretion, may decide, and the Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.
9.6
Trust. The Company may establish a trust with a trustee pursuant to such terms and conditions as may be set forth in a trust agreement to be entered into between the Company and the trustee, or the Company may cause to be maintained one or more separate subaccounts in an existing trust maintained with a trustee with respect to one or more other plans of the Company, which subaccount or subaccounts represent all or a portion of the Participants’ interests in the Plan. Any such trust shall be intended to be treated as a “grantor trust” under the Code and the establishment of a trust or the utilization of any existing trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and any trust shall be so interpreted.
10.
Amendment and Termination.
10.1
The Board may, at any time, and in its discretion, alter, amend, modify, suspend or terminate the Plan or any portion thereof; provided, however, that no such amendment, modification, suspension or termination shall, without the consent of a Participant, adversely affect such Participant's rights with respect to amounts credited to or accrued in their account and provided, further, that, no payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code have been met.

10.2
Notwithstanding the prior Section, the Plan may be amended by the Company at any time, retroactively if required, in the opinion of the Company, in order to ensure that the Plan is characterized as a “top-hat” plan as described under Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, to conform the Plan to the provisions of Section 409A of the Code and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary in the Plan.
11.
Miscellaneous.
11.1
No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate the Participant's employment or service at any time with or without notice and with or without cause.
11.2
Effect of Reorganization of the Company. In the event of any merger, consolidation, or reorganization of the Company in which the Company is not the surviving or continuing corporation (a “Reorganization”), all obligations of the Company to pay to a Participant any STIP Payment granted and outstanding on the date of such Reorganization shall be assumed by the surviving or continuing corporation.
11.3
Tax Withholding. The Company and its Affiliates shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes required to be withheld.
11.4
Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.
11.5
Coordination and Cross-Border Administration. This Plan is intended to comply with the requirements of the United States Internal Revenue Code, and shall be interpreted and administered solely in accordance with U.S. federal tax law. The provisions of this Plan shall apply only to individuals who are subject to U.S. federal income taxation unless expressly stated otherwise. To the extent any provision of this Plan may be interpreted to conflict with the provisions of any other incentive, equity, or compensation plan maintained by the Company or its affiliates, such interpretation shall be resolved to avoid conflict, and this Plan shall be construed as supplementary and not in derogation of such other plans.
11.6
Beneficiary Designation. Each Participant under the Plan may from time to time name any Beneficiary or Beneficiaries to receive the Participant's interest in the Plan in the event of the Participant's death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the

Participant's lifetime. If a Participant fails to designate a Beneficiary, then the Participant's designated Beneficiary shall be deemed to be the Participant's estate. In determining the existence or identity of anyone entitled to the Participant’s interest in the Plan in the event of their death, the Company may rely conclusively upon information supplied by the Participant's personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Company, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Company deems to be appropriate
11.7
No Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable hereunder prior to the date that such amounts are paid (except for the designation of beneficiaries pursuant to the foregoing Section).
11.8
Headings and Subheadings. Headings and subheadings in the Plan are for convenience only and are not to be considered in the construction of the provisions hereof.